As filed with the Securities and Exchange Commission on November 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DETERMINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0432030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 West Carmel Drive, Suite 100, Carmel, IN 46032

(Address of principal executive offices) (Zip Code)

Inducement Grant Non-Plan Stock Option Agreement and Restricted Stock Units Agreement

(Full title of the Plan)

John Nolan
Chief Financial Officer
Determine, Inc.
615 West Carmel Drive, Suite 100, Carmel, IN 46032

(Name and address of agent for service)

(650) 532-1500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, $0.0001 par value	200,000 (3)	$2.19(2)	$438,000(2)	$55

Common stock, $0.0001 par value	20,000 (4)	$2.19(2)	$43,800(2)	$6

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Determine, Inc. (the “Registrant”).

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the registrant’s shares of common stock on November 7, 2017, as reported on the NASDAQ Capital Market.

(3)

Represents the number of shares of Determine, Inc. common stock that may be issued upon the exercise of the Non-Plan Stock Option granted to Gérard Dahan, Chief Marketing Officer and Senior Vice President of EMEA, granted as an inducement grant outside of the Determine, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) in reliance on NASDAQ Listing Rule 5635(c)(4).

(4)

Represents the number of shares of Determine, Inc. common stock that may be issued upon settlement of the Non-Plan Restricted Stock Units granted to Gérard Dahan, granted as an inducement grant outside of the 2015 Plan in reliance on NASDAQ Listing Rule 5635(c)(4).

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 220,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Determine, Inc. (the “Company”). The number of shares registered hereby is the sum of: (a) 200,000 shares of common stock issuable upon exercise of a compensatory nonqualified inducement stock option (the “Option”) granted to Gérard Dahan, our Chief Marketing Officer and Senior Vice President of EMEA, pursuant to a Non-Plan Stock Option Agreement, to be entered into on or about November 14, 2017, which will be entered into as an inducement award in reliance on NASDAQ Listing Rule 5635(c)(4) and (b) 20,000 shares of common stock issuable upon the settlement of restricted stock units (the “RSUs”) granted to Mr. Dahan pursuant to a Non-Plan Restricted Stock Units Agreement, to be entered into on or about November 14, 2017, which will be entered into as an inducement award in reliance on NASDAQ Listing Rule 5635(c)(4).

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Part I of this Registration Statement will be sent or given to Mr. Dahan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017;

(c)

The Registrant’s Current Reports on Forms 8-K filed with the Commission on June 6, 2017, June 8, 2017 (excluding item 2.02 and Exhibit 99.1 thereto), June 21, 2017, August 10, 2017 (excluding Item 2.02 and Exhibit 99.1 thereto), September 13, 2017, October 4, 2017 and November 9, 2017 (excluding Item 2.02 and Exhibit 99.1 thereto); and

(d)

The description of the Registrant’s outstanding common stock contained in the Registrant’s Registration Statement No. 000-29637 on Form 8-A filed with the Commission on February 22, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article IX of our Second Amended and Restated Certificate of Incorporation, as amended to date, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

Article VI of our Amended and Restated Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board of Directors. These agreements generally provide for indemnification for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by these individuals and arising out of the their service as our directors or executive officers (or in certain other capacities at our request) to the fullest extent permitted by the DGCL and to any greater extent that such law may in the future permit. These agreements further provide procedures for the determination of the right to receive indemnification and the advancement of expenses. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The indemnification provisions contained in our Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act:

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Certificate of Incorporation	10-Q	000-29637	3.1	November 16, 2015

4.2	Amended and Restated Bylaws	8-K	000-29637	3.1	June 21, 2017

4.3	Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.1	January 5, 2009

4.4	Amendment dated as of January 26, 2009, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A. as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.2	January 28, 2009

4.5	Amendment 2, dated as of April 27, 2009, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., dated January 2, 2009, as amended.	8-K	000-29637	4.3	April 29, 2009

4.6	Amendment 3, dated as of December 28, 2011, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.4	December 29, 2011

4.7	Amendment 4, dated as of December 28, 2014, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.5	December 29, 2014

4.8	Form of Non-Plan Stock Option Agreement with Gérard Dahan					X

4.9	Form of Non-Plan Restricted Stock Units Agreement with Gérard Dahan					X

5.1	Opinion of DLA Piper LLP (US) regarding legality of the shares of common stock being registered.					X

23.1	Consent of Independent Registered Public Accounting Firm - Armanino LLP.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement on Form S-8).					X

24.1	Power of Attorney (included on signature page).					X

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana on this 13th day of November, 2017.

By:	/s/ John K. Nolan
John K. Nolan
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

We the undersigned officers and directors of Determine, Inc., hereby severally constitute and appoint Patrick Stakenas and John Nolan, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick Stakenas	Chief Executive Officer and Director	November 13, 2017
Patrick Stakenas	(Principal Executive Officer)

/s/ John Nolan	Chief Financial Officer	November 13, 2017
John Nolan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Brodsky	Director	November 13, 2017
Michael Brodsky

/s/ Alan Howe	Director	November 13, 2017
Alan Howe

/s/ Lloyd Sems	Director	November 13, 2017
Lloyd Sems

/s/ Michael Casey	Director	November 13, 2017
Michael Casey

/s/ J. Michael Gullard	Director	November 13, 2017
J. Michael Gullard

/s/ Bill Angeloni	Director	November 13, 2017
Bill Angeloni

/s/ Steven Sovik	Director	November 13, 2017
Steven Sovik

EXHIBIT INDEX

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Certificate of Incorporation	10-Q	000-29637	3.1	November 16, 2015

4.2	Amended and Restated Bylaws	8-K	000-29637	3.1	June 21, 2017

4.3	Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.1	January 5, 2009

4.4	Amendment dated as of January 26, 2009, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A. as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.2	January 28, 2009

4.5	Amendment 2, dated as of April 27, 2009, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., dated January 2, 2009, as amended.	8-K	000-29637	4.3	April 29, 2009

4.6	Amendment 3, dated as of December 28, 2011, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.4	December 29, 2011

4.7	Amendment 4, dated as of December 28, 2014, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.5	December 29, 2014

4.8	Form of Non-Plan Stock Option Agreement with Gérard Dahan					X

4.9	Form of Non-Plan Restricted Stock Units Agreement with Gérard Dahan					X

5.1	Opinion of DLA Piper LLP (US) regarding legality of the shares of common stock being registered.					X

23.1	Consent of Independent Registered Public Accounting Firm - Armanino LLP.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement on Form S-8).					X

24.1	Power of Attorney (included on signature page).					X